Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Realizes $240.1 Million from the Sale of

Common Shares of its Former Subsidiary

Newton, MA (March 11, 2013):  CommonWealth REIT (NYSE: CWH) today announced that it has sold all of the 9,950,000 common shares it owned of its former subsidiary Government Properties Income Trust (NYSE: GOV) at a price of $25.20 per share for total net proceeds of $240.1 million.  The settlement of this sale is expected to occur on March 15, 2013.

The joint bookrunning managers for this offering are Citigroup, BofA Merrill Lynch and RBC Capital Markets.  The joint lead managers are Jefferies, Morgan Stanley and UBS Investment Bank.  The co-managers are BB&T Capital Markets, Janney Montgomery Scott, JMP Securities, MLV & Co. and Oppenheimer & Co.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the state.  Copies of the final prospectus relating to this offering may be obtained from the offices of Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038; email dg.prospectusrequests@baml.com; or RBC Capital Markets, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, telephone: (877) 822-4089.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT THE SETTLEMENT OF THE OFFERING OF GOV COMMON SHARES IS EXPECTED TO OCCUR ON MARCH 15, 2013.  IN FACT, THE SETTLEMENT OF THIS OFFERING IS SUBJECT TO VARIOUS CONDITIONS AND CONTINGENCIES AS ARE CUSTOMARY IN UNDERWRITING AGREEMENTS IN THE UNITED STATES.  IF THESE CONDITIONS ARE NOT SATISFIED OR THE SPECIFIED CONTINGENCIES DO NOT OCCUR, THIS OFFERING MAY NOT CLOSE.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

(end)